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                                   EXHIBIT 3.1

                        RESTATED ARTICLES OF INCORPORATION
                                       OF
                        UNITED COMMUNITY BANCSHARES, INC.



                                ARTICLE 1 - NAME

     1.1) The name of the corporation shall be United Community Bancshares, Inc.


                          ARTICLE 2 - REGISTERED OFFICE

     2.1) The registered office of the corporation is located at 100 Signal Hills, West St. Paul, Minnesota 55118-2385.


                            ARTICLE 3 - CAPITAL STOCK

     3.1) AUTHORIZED SHARES. The aggregate number of shares the corporation has authority to issue shall be 5,000,000 common shares, which shall have a par value of $.01 per share solely for the purpose of a statute or regulation imposing a tax or fee based upon the capitalization of the corporation.

     3.2) ISSUANCE OF SHARES. The Board of Directors of the corporation is authorized from time to time to accept subscriptions for, issue, sell and deliver shares of any class or series of the corporation to such persons, at such times and upon such terms and conditions as the Board shall determine, valuing all nonmonetary consideration and establishing a price in money or other consideration, or a minimum price, or a general formula or method by which the price will be determined.

     3.3) ISSUANCE OF RIGHTS TO PURCHASE SHARES. The Board of Directors is further authorized from time to time to grant and issue rights to subscribe for, purchase, exchange securities for, or convert securities into, shares of the corporation of any class or series, and to fix the terms, provisions and conditions of such rights, including the exchange or conversion basis or the price at which such shares may be purchased or subscribed for.


                       ARTICLE 4 - RIGHTS OF SHAREHOLDERS

     4.1) NO PREEMPTIVE RIGHTS. No shares of any class or series of the corporation shall entitle the holders to any preemptive rights to subscribe for or purchase additional shares of that class or series or any other class or series of the corporation now or hereafter authorized or issued.

     4.2) NO CUMULATIVE VOTING RIGHTS. There shall be no cumulative voting by the shareholders of the corporation.


                     ARTICLE 5 - WRITTEN ACTION BY DIRECTORS

     5.1) Any action required or permitted to be taken at a Board meeting may be taken by written action signed by all of the directors or, in cases where the action need not be approved by the shareholders, by written action signed by the number of directors that would be required to take the same action at a meeting of the Board at which all directors were present.

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          ARTICLE 6 - MERGER, EXCHANGE, SALE OF ASSETS AND DISSOLUTION

     6.1) Where approval of shareholders is required by law, the affirmative vote of the holders of at least a majority of the voting power of all shares entitled to vote shall be required to authorize the corporation (i) to merge into or with one or more other corporations, (ii) to exchange its shares for shares of one or more other corporations, (iii) to sell, lease, transfer or otherwise dispose of all or substantially all of its property and assets, including its goodwill, or (iv) to commence voluntary dissolution.


               ARTICLE 7 - AMENDMENT OF ARTICLES OF INCORPORATION

     7.1) Any provision contained in these Articles of Incorporation may be amended, altered, changed or repealed by the affirmative vote of the holders of at least a majority of the voting power of all shares entitled to vote or such greater percentage as may be otherwise prescribed by the laws of the State of Minnesota.


                  ARTICLE 8 - LIMITATION OF DIRECTOR LIABILITY

     8.1) To the fullest extent permitted by Chapter 302A, Minnesota Statutes, as the same exists or may hereafter be amended, a director of this corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director.

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                            ARTICLES OF AMENDMENT OF
                            ARTICLES OF INCORPORATION
                                       OF
                        UNITED COMMUNITY BANCSHARES, INC.


     Pursuant to the provisions of Minnesota Statutes, Section 302A.135, amendments to the Articles of Incorporation of United Community Bancshares, Inc. in the form attached hereto as Exhibit A were adopted by the shareholders of the corporation at a meeting duly convened and held on July 19, 1996, which amendments supersede the original Section 3.1 in its entirety and add a new
Section 3.4, all as set forth on Exhibit A.

     I swear that the foregoing is true and accurate and that I have the authority to sign this document on behalf of the corporation.



Dated:  July 19, 1996                   /s/
                                        --------------------------------
                                             Galen T. Pate, President

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                                    EXHIBIT A

                Amendments to United Community Bancshares, Inc.'s
                            Articles of Incorporation


Section 3.1 of the Restated Articles of Incorporation of United Community Bancshares, Inc. is hereby amended in its entirety to read as follows:

          3.1) AUTHORIZED SHARES. The aggregate number of shares of all classes of stock which the corporation has authority to issue shall be 6,000,000 shares, consisting of (A) 5,000,000 common shares, which shall have a par value of $.01 per share solely for the purpose of a statute or regulation imposing a tax or fee based upon the capitalization of the corporation, and
     (B) 1,000,000 undesignated shares. The Board is authorized to establish one or more classes or series from the undesignated shares as it may determine from time to time by a resolution setting forth the designation of the class or series and fixing the relative rights and preferences of the class or series; provided, however, that the common shares of the corporation shall be the only class or series of stock of the corporation entitled to vote, and the right to vote shall not accrue to any other class or series of stock except as otherwise required by law.

The Restated Articles of Incorporation of United Community Bancshares, Inc. is hereby further amended by adding thereto a new Section 3.4, which shall read as follows:

          3.4) ISSUANCE OF SHARES TO HOLDERS OF ANOTHER CLASS OR SERIES. The Board is further authorized to issue shares of one class or series to holders of that class or series or to holders of another class or series to effectuate share dividends, divisions, combinations or splits.